Exhibit 99.1

Covetrus Appoints Paul Fonteyne to its Board of Directors

Fonteyne, former CEO of Boehringer-Ingelheim USA, brings 30+ years of pharmaceutical and animal healthcare experience to the Covetrus board

PORTLAND, Maine - May 18, 2021 - Covetrus® (NASDAQ: CVET), a global leader in animal-health technology and services, announced the appointment of Paul Fonteyne to its Board of Directors, bringing the number of directors to eleven. Mr. Fonteyne’s deep pharmaceutical industry experience in both human and animal health markets will benefit the company as Covetrus continues its transformation and drives its mission to deliver better care and outcomes within the veterinary industry.

“Paul’s wealth of executive leadership experience and deep expertise in animal health makes him an ideal and valuable addition to the Covetrus board,” said Philip A. Laskawy, Covetrus chairman of the board. “As Covetrus continues to create value for all of its stakeholders by advancing its strategic initiatives and executing against its long-term goals, we welcome his expertise in driving innovation in our category, running commercial organizations and building high-performing teams.”

With more than 30 years in the pharmaceutical industry, Mr. Fonteyne is a former Chairman of Boehringer-Ingelheim USA, the US arm of Boehringer-Ingelheim (BI), a global pharmaceutical company with a portfolio of animal health products. Mr. Fonteyne was with Boehringer-Ingelheim for 15 years in leadership roles, including serving as U.S. President and CEO. He has also held commercial roles at Merck and Abbott Laboratories.

“Covetrus’ deep passion about animal health and commitment to the success of veterinarians not only sets them apart from others within the market, but also inspires me to help support their important mission and work,” said Fonteyne. “I am excited to join the board and add my perspective and experience to help drive Covetrus’ transformation into a global leader in veterinary healthcare solutions.”

Mr. Fonteyne holds an MBA from Carnegie Mellon University and a M.S. in Chemical Engineering from the University of Brussels.

About Covetrus
Covetrus is a global animal-health technology and services company dedicated to empowering veterinary practice partners to drive improved health and financial outcomes. We are bringing together products, services, and technology into a single platform that connects our customers to the solutions and insights they need to work best. Our passion for the well-being of animals and those who care for them drives us to advance the world of veterinary medicine. Covetrus is headquartered in Portland, Maine with more than 5,500 employees serving over 100,000 customers around the globe. For more information about Covetrus visit https://covetrus.com/.

Forward-Looking Statements
This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties, including statements about our plans, objectives, expectations, and intentions. Such statements are subject to numerous risks and uncertainties. Factors that could adversely affect our business and prospects are set forth in our public filings with the Securities and Exchange Commission. Our forward-looking statements are based on current beliefs and expectations of our management team and, except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise. Investors are cautioned not to place undue reliance on these forward-looking statements.

Exhibit 99.1

Contacts
Nicholas Jansen | Strategy and Corporate Development
207-550-8106 | nicholas.jansen@covetrus.com

Kiní Schoop | Public Relations
207-550-8018 | kini.schoop@covetrus.com

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